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                                                                   EXHIBIT 99.1

                           [The GNI Group, Inc. Letterhead]

FROM:      Pierpont Communications            CONTACT:      The GNI Group, Inc.
           Carolyn Magnuson                                 Carl V Rush, Jr.
           Media Relations                                  Investor Relations
           (713) 355-5844                                   (281) 930-0350


FOR IMMEDIATE RELEASE

                              BATTELLE AWARDS NAVY
                       RECYCLING CONTRACT TO THE GNI GROUP

        Deer Park, Texas, July 10, 1998 -- The GNI Group, Inc. (NASDAQ: GNUC) announced today that it has entered into a recycling contract with Battelle Memorial Institute, primary contractor for the U.S. Navy. The contract involves processing and recycling up to 3.4 million gallons of Vietnam-era napalm and 2.5 million pounds of shredded aluminum canisters in which the napalm was originally contained.

        These materials have been stored by the U.S. Navy in Fallbrook, California, since the 1970's. Napalm is a stable, gelatinous mixture of gasoline, polystyrene and benzene. GNI will receive the material in 6,000-gallon Department of Transportation approved containers, and the shredded aluminum will be delivered in 55-gallon steel drums.

         Carl V Rush, Jr., President and Chief Executive Officer of GNI, said he is pleased that GNI has been awarded the contract. "This project has received a lot of attention, because of the word 'napalm'," he explained. "However, the napalm GNI will be receiving is less volatile than commercial gasoline. At GNI, we are accustomed to handling materials of this nature. We do it safely and responsibly, and that's how we will handle this project."

        The first shipment of napalm is expected to arrive at GNI's plant in about a week, and Battelle estimates the recycling project will occur over a two- year period. GNI's plant in Deer Park will process the material so that it can be recycled for use as an alternative fuel, replacing fossil fuels such as oil and coal.

        The GNI Group, Inc., headquartered in Deer Park, Texas, is engaged in hazardous and non-hazardous waste management and the manufacture of specialty chemicals.

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